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                                                ARTHUR C. DELIBERT
                                                (202) 778-9042
                                                ADELIBERT@KL.COM



                                       July 19, 2000



Legg Mason Tax-Free Income Fund
100 Light Street
Baltimore, Maryland 21202

Dear Sir or Madam:

         Legg Mason Tax-Free Income Fund ("Trust") is an unincorporated voluntary association organized under the laws of the Commonwealth of Massachusetts pursuant to a Declaration of Trust dated November 21, 1990. You have requested our opinion regarding certain matters in connection with the issuance of certain shares of beneficial interest ("Shares") of the Trust. In this opinion letter, the term "Shares" refers to the Primary Class shares and Navigator Class shares of beneficial interest of Legg Mason Maryland Tax-Free Income Trust, Legg Mason Pennsylvania Tax-Free Income Trust, and Legg Mason Tax-Free Intermediate-Term Income Trust, each a series of the Trust (each, a "Series"). This opinion letter is valid with respect to each Class and Series listed in the preceding sentence only during the time Post-Effective Amendment No. 14 to the Trust's Registration Statement is effective and has not been superseded by another post-effective amendment, containing a prospectus applicable to that Class and Series, that has become effective.

         We have, as counsel, participated in various business and other matters related to the Trust. We have examined copies of the Declaration of Trust and By-Laws of the Trust, the minutes of meetings of the trustees and other documents relating to the organization and operation of the Trust, either certified or otherwise proven to our satisfaction to be genuine, and we generally are familiar with its business affairs. Based on the foregoing, and the additional qualifications and other matters set forth below, it is our opinion that as of the date hereof the Shares, when sold in accordance with the Trust's Declaration of Trust, as amended, and By-Laws and the terms contemplated by Post-Effective Amendment No. 14 to the Trust's Registration Statement, will have been legally issued, fully paid and non-assessable by the Trust.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that all persons extending credit to, contracting with or having any claim against the Trust or a particular Series shall look only to the assets of the Trust or such Series for payment under such credit, contract or claim; and neither the Trust's shareholders nor its Trustees, nor any of the Trust's officers, employers or agents, whether past, present or future, nor any other Series shall be personally liable therefor. It also

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Legg Mason Tax-Free Income Fund
July 19, 2000
Page 2


requires that every note, bond, contract, instrument, certificate or undertaking and every other act or thing whatsoever executed or done by or on behalf of the Trust, any Series, or its Trustees in connection with the Trust shall be conclusively deemed to have been executed or done only in or with respect to their capacity as Trustees and neither such Trustee nor the shareholders shall be personally liable thereon. Every note, bond, contract, instrument, certificate, or undertaking made or issued by the Trustees or by any officer shall include a recitation limiting the obligation represented thereby to the Trust or to one or more Series and its or their assets (but the omission of such recitation shall not operate to bind any Trust shareholder or Trustee). The Declaration further provides: (1) for indemnification from the assets of the applicable Series for all loss and expense of any shareholder or former shareholder held personally liable solely by reason of his being or having been a shareholder; and (2) for a Series to assume, upon request by the shareholder, the defense of any claim made against the shareholder for any act or obligation of the Series and satisfy any judgment thereon. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or Series would be unable to meet its obligations.

         We hereby consent to the filing with the Securities and Exchange Commission of this opinion in connection with Post-Effective Amendment No. 14 to the Trust's Registration Statement on Form N-1A (File No. 33-37971). We also consent to the reference to our firm in the Statement of Additional Information filed as part of the Registration Statement.

                                       Very truly yours,

                                       KIRKPATRICK & LOCKHART LLP



                                       By: /s/ Arthur C. Delibert
                                           ------------------------------------
                                           Arthur C. Delibert